Exhibit 99.1

FOR IMMEDIATE RELEASE: May 11, 2009

Capital One Announces Public Offering of 56 Million Shares of Common Stock

McLean, Va. (May 11, 2009) – Capital One Financial Corporation (NYSE: COF) today announced a registered underwritten public offering of 56 million shares of its common stock. Capital One will grant the underwriters a 30-day option to purchase up to 8.4 million additional shares of common stock. Net proceeds of the offering are expected to be used for general corporate purposes and, subject to regulatory approval, for the repurchase of the Preferred Stock and Warrants issued and sold, in each case, to the U.S. Treasury as part of the Troubled Asset Relief Program Capital Purchase Program.

Barclays Capital Inc. is acting as sole book-runner and manager of the offering. The offering will be made only by means of a preliminary prospectus supplement and accompanying base prospectus, copies of which may be obtained from: Barclays Capital Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York, 11717; barclaysprospectus@broadridge.com (phone 888-603-5847). A copy of the preliminary prospectus may also be obtained at no charge at the Securities and Exchange Commission’s website, at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One N.A., Capital One Bank (USA), N.A., and Chevy Chase Bank, F.S.B., collectively had $121 billion in deposits and $150 billion in managed loans outstanding as of March 31, 2009. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One, N.A. and Chevy Chase Bank, F.S.B. have approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia, and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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